EXHIBIT 4.3.1.6


                           GMAC COMMERCIAL FINANCE LLC
                           1290 Avenue of the Americas
                            New York, New York 10104

                                                                  April 19, 2004

DELTA MILLS, INC.
100 Augusta Street
Greenville, South Carolina  29601

Re:      Waiver and Amendment to Credit Agreement and Other Documents

Gentlemen:

         Reference is made to the Revolving Credit and Security Agreement dated as of March 31, 2000 (as amended, restated, renewed, extended, supplemented, substituted or otherwise modified, the "Credit Agreement"), by and between DELTA MILLS, INC. ("Borrower") and GMAC COMMERCIAL FINANCE LLC, as successor by merger to GMAC COMMERCIAL CREDIT LLC, as a lender and as agent for the lenders party to the Credit Agreement from time to time (in such capacity, "Agent"). All capitalized terms used and not otherwise defined in this waiver and amendment (this "Waiver") shall have the respective meanings ascribed to them in the Credit Agreement.

         An Event of Default has occurred under Section 10.5 of the Credit Agreement as a result of Borrower's failure to maintain as of March 27, 2004 a Leverage Ratio of not more than 6.1:1 as required under Section 6.9(a) of the Credit Agreement (the "Existing Default"). Borrower has requested that Agent waive such Event of Default and Agent has agreed to do so on the terms and conditions set forth in this Waiver.

1. Agent hereby irrevocably waives the Existing Default and any other Event of Default under Article X of the Credit Agreement resulting from Borrower's failure to maintain a Leverage Ratio of not more than 6.0:1 as of March 27, 2004, provided that Borrower's Leverage Ratio as of such date as determined in accordance with the Credit Agreement was not more than 6.24:1.

2. Effective as of the date hereof and for the period ending on July 3, 2004,
Section 6.9(a) of the Credit Agreement is hereby amended and restated as follows:

                  "(a) Maximum Leverage Ratio. Maintain as of the last day of each of Borrower's fiscal quarters for the period of four consecutive quarters ending thereon, a Leverage Ratio of not more than 10.1:1."

After the close of business on July 3, 2004, the amendment to Section 6.9(a) of the Credit Agreement set forth in this Waiver shall cease to be effective and the terms of Section 6.9(a) of the Credit Agreement as in effect immediately prior to the effectiveness of this Waiver shall automatically be restored without any further action by the parties hereto.

         3. Effective as of the date hereof and for the period ending on July 3, 2004, Section 6.9(b) of the Credit Agreement is hereby deleted in its entirely. After the close of business on July 3, 2004, the amendment to Section 6.9(b) of the Credit Agreement set forth in this Paragraph 3 shall cease to be effective and the terms of Section 6.9(b) of the Credit Agreement as in effect immediately prior to the effectiveness of this Waiver shall automatically be restored without any further action by the parties hereto.

         4. Effective as of the date hereof and for all periods thereafter, Borrower may not permit the aggregate amount of the Obligations to exceed the lesser of (a) the Maximum Loan Amount and (b) the Formula Amount minus $7,000,000 (the "Availability Block").

         5. The definition of "Applicable Margin for Domestic Rate Loans" set forth in Article I of the Credit Agreement is hereby amended and restated in its entirely as follows:


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                 " "Applicable Margin for Domestic Rate Loans" shall mean .75%".

The amendment to the definition of "Applicable Margin for Domestic Rate Loans" set forth in this Waiver shall cease to be effective and the terms of such definition as in effect immediately prior to the effectiveness of this Waiver shall automatically be restored without any further action by the parties hereto if Borrower's operations for its fiscal year 2005 are profitable and no Event of Default exists under the Credit Agreement.

         6. The definition of "Applicable Margin for Eurodollar Rate Loans" set forth in Article I of the Credit Agreement is hereby amended and restated in its entirety as follows

               " "Applicable Margin for Eurodollar Rate Loans" shall mean 3.0%."

The amendment to the definition of "Applicable Margin for Eurodollar Rate Loans" set forth in this Waiver shall cease to be effective and the terms of such definition as in effect immediately prior to the effectiveness of this Waiver shall automatically be restored without any further action by the parties hereto if Borrower's operations for its fiscal year 2005 are profitable ad no Event of Default exists under the Credit Agreement.

         7. Agent hereby reserves all rights and remedies granted to Agent under the Credit Agreement and the Other Documents or applicable law or otherwise and nothing contained herein shall be constued to limit, impair or otherwise affect the right of Agent to declare a default or an Event of Default with respect to any future non-compliance with any covenant, term or provision of the Credit Agreement and the Other Documents or any other document now or hereafter executed and delivered in connection therewith. Without limiting the foregoing, nothing herein contained shall, or shall be deemed to waive any default or Event of Default that Borrower has failed to disclose to Agent as of the date hereof.

         8. Except as specifically set forth herein, no other changes or modifications to the Credit Agreement or the Other Documents are intended or implied, and, in all other respects, the Credit Agreement and the Other Documents shall continue to remain in full force and effect in accordance with their terms as of the date hereof. Except as specifically set forth herein, nothing contained herein shall evidence a waiver or amendment by Agent of any other provision of the Credit Agreement, the Credit Agreement or any of the Other Documents nor shall anything herein be construed as a consent by Agent to any transaction other than those specifically consented to herein.

         9. The terms and provisions of this Waiver shall be for the benefit of the parties hereto and their respective successors and assigns; no other person, firm, entity or corporation shall have any right, benefit or interest under this agreement.

         10. This Waiver may be signed in counterparts, each of which shall be an original and all of which taken together constitute one amendment. In making proof of this agreement, it shall not be necessary to produce or account for more than one counterpart signed by the party to be charged.

         11. This Waiver sets forth the entire agreement and understanding of the parties with respect to the matters set forth herein. This Waiver cannot be changed, modified, amended or terminated except in a writing executed by the party to be charged.

                                            Very truly yours,
                                            GMAC COMMERCIAL FINANCE LLC,
                                            As Agent and Lender

                                            By:     /s/  John Hendrickson
                                            Title:  Senior Vice President

         ACKNOWLEDGED AND AGREED:
         DELTA MILLS, INC.

         By:      /s/  William H. Hardman, Jr.
         Title:   CFO